UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2000

The Regency Group Limited, Inc.
(Exact name of Registrant as specified in charter)

Nevada	0-26687	88-0416790
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

7373 E. Doubletree Ranch Rd., Ste. 200, Scottsdale, AZ	85258
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 767-6178

201 Lomas Santa Fe, Suite 340, Solana Beach, California 92075
(Former name or former address, if changed, since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

(a)

On March 3, 2000, an investment group led by Terry Neild acquired 20,400,000 shares of The Regency Group Limited, Inc.'s common stock from Merrill Moses and 18,960,000 shares of The Regency Group Limited, Inc.'s common stock from H. Steven Bonenberger, pursuant to an Agreement for the Purchase of Common Stock by and between the investment group and Merrill Moses and H. Steven Bonenberger. The investment group paid to Merrill Moses and H. Steven Bonenberger the sum of one hundred fifty thousand dollars ($150,000.00) for the common shares. Subsequently, the investment group returned 24,500,000 shares of the Company's common stock to the treasury in exchange for a total of 15,500 preferred shares, leaving 15,500,000 shares of common stock in the hands of the investment group. The 15,500,000 common shares represents 66.6% of the total issued and outstanding shares of The Regency Group Limited, Inc. The source of the funds was personal funds of the members of the investment group.

(b)

Pursuant to the Agreement for the Purchase of Common Stock by and between the investment group and Merrill Moses and H. Steven Bonenberger, and the subsequent preferred share transaction, the investment group has acquired 66.6% of the issued and outstanding common stock of The Regency Group Limited, Inc. Further, Merrill Moses and Kathy Hedlund have agreed to resign as Directors, and Roberto Filice and Ralph Massetti have been appointed as Directors. Finally, the Board has appointed Roberto Filice as President, and Lolita Prescod as Secretary and Treasurer.

Date: March 27, 2000

The Regency Group Limited, Inc.

By: ______________________________
/s/Roberto Filice, President